CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

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                               (Rule 14a-101)
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                               DESIGNS, INC.
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement if other than the Registrant)






 TALKING POINTS FOR SHAREHOLDER SOLICITATION:


 (1) We filed our definitive consent revocation statement on Wednesday, December 23.

 (2) This statement is the Board of Director's response to Jewelcor's definitive consent solicitation filed December 21, 1998.

 (3) In addition, the Board of Directors hired Shields & Company to advise the Special Committee of the Board of Directors with respect to strategic alternatives, including the possible sale of the Company, which will maximize shareholder value in the short term.

 (4) Shields & Company, Inc. is a Boston-based investment banking firm founded in 1991 to assist public and private companies with independent, professional financial advice in corporate finance matters. The firm has steadily grown, and its range of services has expanded and been applied to numerous companies in the New England area. Shields and Company has maintained a working relationship with Designs, Inc. since 1993.

      THOMAS J. SHIELDS, MANAGING DIRECTOR
      AB HARVARD COLLEGE
      MBA HARVARD BUSINESS SCHOOL

      Prior to co-founding Shields & Company, Inc. in 1991, Mr. Shields was a Managing Director of Bear Stearns & Co. As manager of its Boston Corporate Finance Department, he directed the firm's corporate finance services to both public and private companies. Mr. Shields has extensive experience in all areas of corporate finance, mergers and acquisitions, valuations, capital raising for private and public companies, and financial advisory services. Mr. Shields serves on the Board of Directors of eleven public and private companies, including BJ's Wholesale, Versar Inc., Seaboard Corporation and Leejay Bed & Bath. He is a past president of the Harvard Business School Association of Boston and former chairman of the Newton-Wellesley Hospital.

      JEFFREY C. BLOOMBERG, MANAGING DIRECTOR
      AB DARTMOUTH COLLEGE
      MBA HARVARD BUSINESS SCHOOL

      Prior to joining Shields & Company, Inc., Mr. Bloomberg was a Senior Managing Director in the Corporate Finance Department of Bear Stearns & Co., specializing in (i) retailing and consumer goods companies, as co-head of the firm's merchandising group, and (ii) mergers and acquisitions. In addition, Mr. Bloomberg was vice chairman of the firm's valuation committee, which reviewed all fairness opinions issued by the firm.


 (5) I am calling to encourage you not to execute a consent for Jewelcor or to revoke any prior Jewelcor consents for the following reasons:

      - There is currently a process in place with excellent investment bankers to maximize shareholder value possibly through the sale of the business.

      - The process is being managed by an independent committee of the Board of Directors led by Jim Groninger. Jim is a former managing director of Paine Webber's Boston office, he took the Company public in 1986, and he has extensive insight into the Company's business strategy and relationship with Levi Strauss & Co.

      - Pete Thigpen is the former president of the Levi's(R) brand and has maintained excellent relationships with the people at Levi Strauss & Co.

      - Bernard Manuel is the CEO of Cygne Design and has significant experience in both the retail and manufacturing arenas. He has a broad base of contact both domestic and abroad.

 (6) Obviously, because our existing operating strategy is focused largely on the success of the Levi's(R) and Dockers(R) Outlets, the Trademark License Agreement with Levi Strauss & Co. is critical to the future viability of the Company. We believe that having Pete Thigpen on the Committee together with the experience the Company and senior management has had with Levi Strauss & Co. will be very useful to our investment bankers in this process. Levi Strauss & Co. has the right, if there is a transfer of control, to terminate the license agreement. We believe that it is unlikely that a sale of the Company can be completed without Levi Strauss & Co's support.

 (7) Jewelcor's proposal mirrors our existing strategy which consists of the following initiatives:

      -    Focus predominantly on the Levi's(R) and Dockers(R) Outlets.
      - Closure of unprofitable stores where economically feasible taking into consideration the current performance of the stores and the contingent lease liabilities.
      - Consistent reduction of overhead levels to support a largely outlet-based operation. Essentially we have been "right-sizing" the business over the past two years to support our shift in strategy.
      -    Abandoning the BTC private label strategy   we did this in fiscal
           1997.

 (8) Our primary focus at this time is to continue business in our stores as usual in order to maintain the value of the business for the
      stockholders   any disruption of the management of the Company or
      interference with our store operations would have an adverse impact on the business.

 (9) We filed our 10Q with the Securities and Exchange Commission on December 15, 1998. This document gives a detailed accounting of the performance of our various business segments and should provide you with substantial insight into the progress we have made and continue to make in executing our business strategies.

 (10) In Conclusion, I would like to ask you to let the process unfold. The Board of Directors has established a very short time table for the Special Committee and the Company's financial advisors to explore the various strategic alternatives available to the Company. There are a number of candidates available who might be willing to purchase the Company, and we believe the existing team is best suited to accomplish this initiative.





      Designs, Inc. ("Designs") and certain other persons named below may be deemed to be participants in the solicitation of consents (the "Solicitation") in opposition to the consent solicitation by Seymour H. Holtzman and certain companies controlled by him for the purpose of, among other things, removing five of the six current members of the Board of Directors of Designs and electing five new directors. The participants in this Solicitation may include the following directors of Designs: Stanley
 I. Berger, Joel H. Reichman, James G. Groninger, Bernard M. Manuel, Melvin
 I. Shapiro and Peter L. Thigpen; the following executive officers of
 Designs: Joel H. Reichman, Scott N. Semel and Carolyn R. Faulkner; and the following officer of Designs: Anthony E. Hubbard, the Company's Vice President and Deputy General Counsel (collectively, the "Designs Participants"). As of the date of this communication, Stanley I. Berger, Joel H. Reichman, Scott N. Semel, Carolyn R. Faulkner, James G. Groninger, Melvin I. Shapiro, Bernard M. Manuel, Peter L. Thigpen and Anthony E. Hubbard beneficially owned 1,198,403, 349,121, 267,203, 55,333, 50,901,
 57,326, 63,003, 29,601, and 9,900 shares of Designs common stock, respectively (including shares subject to stock options exercisable within 60 days).

      Designs has retained Shields & Company, Inc. (the "Financial Advisor") to act as its financial advisor in connection with the Solicitation for which it may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Designs has agreed to indemnify the Financial Advisor and certain persons related to it against certain liabilities arising out of their engagement. The Financial Advisor is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. The Financial Advisor does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Solicitation, or that Schedule 14A requires the disclosure of certain information concerning the Financial Advisor. In connection with the Financial Advisor's role as financial advisor to Designs, the Financial Advisor and the following investment banking employees of the Financial Advisor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Designs: Thomas J. Shields and Jeffrey C. Bloomberg. None of the Financial Advisor, Thomas J. Shields or Jeffrey C. Bloomberg beneficially own any of Designs' outstanding equity securities.